EXHIBIT 99.1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of June 26, 2023, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Class A Common Stock, par value $0.0001 per share, of ATI Physical Therapy, Inc., a Delaware corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 26, 2023	CASPIAN CAPITAL LP

	By:	/s/ Dominick Cromartie
Name: Dominick Cromartie
Title: Authorized Signatory

CASPIAN CAPITAL GP LLC

	By:	/s/ Dominick Cromartie
Name: Dominick Cromartie
Title: Authorized Signatory

	By:	/s/ Adam Cohen
ADAM COHEN

	By:	/s/ David Corleto
DAVID CORLETO